As filed with the Securities and Exchange Commission on October 18, 2010.
Registration No. 333-160061

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Abraxis BioScience, Inc.
(Exact name of registrant as specified in its charter)

Delaware	30-0431735
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)
11755 Wilshire Boulevard, Suite 2000
Los Angeles, California 90025
(310) 883-1300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Perry Karsen
President
Abraxis BioScience, Inc.
11755 Wilshire Boulevard, Suite 2000
Los Angeles, CA 90025
(310) 883-1300
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
with copies to:

Jonn R. Beeson Kevin B. Espinola Jones Day 3161 Michelson Drive, Suite 800 Irvine, California 92612-4408 (949) 851-3939	Maria Pasquale Vice President and Chief Legal Counsel Celgene Corporation 86 Morris Avenue Summit, New Jersey 07901 (908) 673-9000
     Approximate date of commencement of proposed sale to the public: Not applicable. Deregistration of unsold securities.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ____________
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ______________
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES
     On June 18, 2009, Abraxis BioScience, Inc. (the “Company) filed a registration statement on Form S-3, Registration Number 333-160061 (the “Registration Statement), with respect to (a) up to $400,000,000 of the Company’s debt securities, common stock, par value $0.001 per share (the “Common Stock”), preferred stock, warrants or rights to purchase debt securities, Common Stock or preferred stock or any combination of these securities, and units consisting of debt securities, Common Stock, preferred stock or warrants or any combination of these securities and (b) up to a total of 2,000,000 shares of Common Stock. On July 1, 2009, the Company filed Amendment No. 1 to the Registration Statement.
     On October 15, 2010, upon the terms and subject to the conditions of the Agreement and Plan of Merger, dated as of June 30, 2010, among the Company, Celgene Corporation, a Delaware corporation (“Parent”), and Artistry Acquisition Corp., a Delaware corporation (“Merger Sub”) and a wholly-owned subsidiary of Parent, Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving entity and a wholly-owned subsidiary of Parent. As a result of the Merger, the Company has terminated all offerings of Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any shares of Common Stock which remain unsold at the termination of the offering, the Company hereby removes from registration all shares of Common Stock under the Registration Statement which remain unsold as of the effective time of the Merger.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on October 18, 2010.

Abraxis BioScience, Inc.
By:	/s/ Perry Karsen
Perry Karsen
President and Director

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-3 has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURES	TITLE	DATE

/s/ Andre Van Hoek Andre Van Hoek	Chief Financial Officer and Director	October 18, 2010
/s/ Sandesh Mahatme Sandesh Mahatme	Treasurer, Secretary and Director	October 18, 2010
/s/ Wayne Folkart Wayne Folkart	Vice President — Tax and Director	October 18, 2010